Exhibit 99.1

And

FOR IMMEDIATE RELEASE:

April 8, 2013

INTERNATIONAL ISOTOPES INC. AND ADVANCED PROCESS TECHNOLOGY SYSTEMS, LLC ANNOUNCE

SUBMISSION OF AN EXPRESSION OF INTEREST FOR THE OPERATION OF THE PADUCAH GASEOUS

DIFFUSION PLANT

The Companies Propose to Form a New Joint Venture

 In a Proposal to Operate the Paducah Gaseous Diffusion Plant

Idaho Falls, ID.  April 8, 2013 – International Isotopes Inc. (OTC Bulletin Board: INIS) and Advanced Process Technology Systems, LLC (APTS) have announced that they have submitted a response to the U.S. Department of Energy’s (DOE) request for Expression of Interest (EOI) for the operation of the Paducah Gaseous Diffusion Plant (PGDP) facilities and utilization of DOE’s depleted uranium hexafluoride (UF6).  The proposal was provided in response to the DOE’s February 7, 2013 issuance of a request for an Expression of Interest from industry for the PGDP facilities and uranium hexafluoride inventories.

INIS and APTS have executed an agreement to expand their relationship to form a new joint venture (NJV) to carry out this opportunity.  In the response to the EOI, INIS and APTS have proposed to have the NJV operate a significant portion of the PGDP facilities utilizing some of the existing inventories of depleted uranium material.  The NJV would plan to retain 600 to 700 employees for the operation of the PGDP and supporting facilities and believes that it would be able to operate the facility for a minimum of 5 years and perhaps several more years depending upon a number of economic and market conditions.

INIS cautions there is no indication that the DOE will accept or respond favorably to this proposal.  The proposal is currently being reviewed and DOE has no obligation to accept ours, or any other, EOI proposal.  There are a number of factors that could limit the ability of the NJV to obtain DOE’s acceptance or operate the PGDP, including, but not limited to, obtaining adequate financing to support the proposal.  INIS is making this announcement because there have been indications that information on the proposal has been disclosed by unknown sources and INIS wishes to make certain that all its investors  have access to the same information.  INIS and APTS are both very aware and sensitive to uranium market factors related to this opportunity and are confident those factors can be taken into consideration under the proposed business plan and production scenario for the PGDP.

Steve T. Laflin, President and CEO of INIS commented, “We are pleased to have the opportunity to expand our relationship with APTS and pursue this proposal with the DOE.  INIS and APTS form a strong team for the successful development of this opportunity to operate the PGDP.  Jim Thomas, the President of APTS and members of his team have many years of experience in the nuclear fuel cycle industry including the PGDP operations. Several members of the team are also longtime residents of the Paducah area.  We believe the proposal that we have submitted offers numerous advantages to the local Paducah economy, U.S. taxpayers, and the government.   In addition to maintaining employment in the area, we believe our proposal offers significant economic and tangible benefits during the period we envision for operations.  I want to emphasize that our pursuit of this proposal in no way alters our plans for the construction and operation of our depleted uranium de-conversion and fluorine extraction processing facility near Hobbs, New Mexico.  In fact, there is clearly a synergistic relationship between the PGDP opportunity and the plans for that facility.”

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients

International Isotopes Inc. Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements with respect to its expected relationship with APTS, the formation of a new joint venture, the ability to gain approval from the DOE for the operation of the PGDP, the ability to successfully operate the PGDP if DOE accepts the proposal, the significant economic and intangible benefits provided to the DOE,  and the Company plans for the construction and operation of its depleted uranium de-conversion and fluorine extraction processing facility.  Information contained in such forward-looking statements is based on current expectations and is subject to change.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Other factors, which could materially affect such forward-looking statements, can be found in the Company’s filings with the Securities and Exchange Commission at www.sec.gov, including our Annual Report on Form 10-K for the year ended December 31, 2012.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FOR MORE INFORMATION CONTACT:

Jim Drewitz

Creative Options Communications

Investor and Public Relations

jim@jdcreativeoptions.com

www.jdcreativeoptions.com

Phone:  830-669-2466

For more information, please visit the Company web site:  www.internationalisotopes.com

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